Exhibit 3.38

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:53 AM 12/12/2011
FILED 11:53 AM 12/12/2011
SRV 111280622 – 5078825 FILE

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

PERRIGO DIABETES CARE, LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Limited Liability Act of the State of Delaware, certify that:

1. The name of the limited liability company is Perrigo Diabetes Care, LLC.

2. The address of the limited liability company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at that address is Corporation Service Company.

I have signed this Certificate of Formation as of December 9, 2011.

/s/ Todd W. Kingma
Todd W. Kingma, Authorized Person